EX-99.B(l)tminitcap


                                    AGREEMENT



Waddell & Reed, Inc., in consideration of the issuance and sale to it by United Tax-Managed Equity Fund, Inc. (Fund) of 10,000 shares of the Fund's Class A common stock for the total payment of $100,000.00, the receipt of which is acknowledged by the Fund, hereby recognizes that said amount was paid to the Fund in order for the Fund to comply with Section 14 of the Investment Company Act of 1940, and agrees that it shall hold said shares for investment and not with a view toward resale or requesting their redemption.


Dated this 2nd day of March, 2000.


                                     WADDELL & REED, INC.



                                     By  /s/Robert L. Hechler
                                     --------------------------------------
                                     Robert L. Hechler, President



Accepted:

UNITED TAX-MANAGED EQUITY FUND, INC.


By  /s/Kristen A. Richards
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Kristen A. Richards, Vice President